As filed with the Securities and Exchange Commission on August 11, 1998

                                              Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                            PIER 1 IMPORTS, INC.
           (Exact name of registrant as specified in its charter)


          Delaware                                75-1729843
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102
                        Telephone Number 817 252-8000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
        ------------------------------------------------------------

                                             Copies of all communications to:
     J. Rodney Lawrence, Esq.                     C. William Blair, Esq.
     Pier 1 Imports, Inc.                         Kelly Hart & Hallman, P.C.
     301 Commerce Street, Suite 600               201 Main Street, Suite 2500
     Fort Worth, Texas 76102                      Fort Worth, Texas 76102
     (817) 252-8000                               (817) 332-2500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [    ]

                       CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
 Title of    Amount to be   Proposed Maximum  Proposed Maximum    Amount of
Securities   Registered(1)   Offering Price  Aggregate Offering Registration
  to be                       Per Share(2)       Price (2)         Fee (2)
Registered
----------------------------------------------------------------------------
Common Stock,
Par value
of $1.00
per share      7,500,000         $14.25         $106,875,000     $31,529.13

1. Pursuant to Rule 416(a), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2. Pursuant to Rule 457(c), offering price and registration fee are computed on the average of the high and low prices of the Registrant's Common Stock, as reported on the New York Stock Exchange on August 5, 1998.

PROSPECTUS
August __, 1998

Pier 1 Imports Direct Stock Purchase & Dividend Reinvestment Plan





[Photograph of the front of a Pier 1 Imports store appears here]



















Neither the Securities and Exchange Commission nor any state securities regulators have determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Table of Contents
-----------------
                                                                      Page
Pier 1 Imports Direct Stock Purchase and Dividend Reinvestment Plan     3
Pier 1 Imports, Inc.                                                    3
The Plan:
   Summary of the Plan                                                  3
   Administrator of the Plan                                            4
   Inquiries: The Administrator                                         4
   Enrollment                                                           4
   Investment Options:
       Dividend Reinvestment                                            5
       Deposit Cash Dividends Electronically                            5
       Optional Cash Investments                                        5
   Purchase of Shares for the Plan                                      6
   Sale of Shares for the Plan                                          6
   Safekeeping of your Stock Certificates                               7
   Gifts or Transfers of Shares                                         7
   Book Entry and Issuance of Certificates                              7
   Closing Your Account                                                 8
   Plan Service Fees                                                    8
   Tracking Your Investments                                            8
   U.S. Federal Income Tax Information                                  9
Miscellaneous:
   Available Information/Incorporation of Documents by Reference        9
   Stock Splits, Stock Dividends and Other Distributions                9
   Voting of Proxies                                                    9
   Responsibility of Administrator and the Company                     10
   Plan Modification or Termination                                    10
   Change of Eligibility; Termination                                  10
   Foreign Participation                                               10
   Legal Matters                                                       10
   Independent Public Accountants                                      10

Pier 1 Imports Direct Stock Purchase and Dividend Reinvestment Plan
-------------------------------------------------------------------

This Prospectus describes the Pier 1 Imports Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), effective August 5, 1998. The Plan promotes long-term ownership of the Common Stock of Pier 1 Imports, Inc. (the "Company") by offering:

     A convenient and economical means to own shares of Common Stock;

     The opportunity to reinvest dividends in Common Stock; and

     An alternative to traditional methods of buying, holding and selling Common Stock.

You do not have to be a current shareholder of the Company to participate in the Plan. You may purchase your initial shares of the Common Stock through the Plan, by making an initial investment of at least $500, but not more than $5,000, which includes an enrollment fee of $10.

Pier 1 Imports, Inc.
--------------------

Pier 1 Imports is North America's largest specialty retailer of imported decorative home furnishings, gifts and related items with over 750 stores in 47 states, Puerto Rico, Canada, the United Kingdom, Japan and Mexico. The Company directly imports merchandise from over 50 countries around the world and designs proprietary assortments that become exclusive Pier 1 Imports offerings. The Company's principal executive offices are located at 301 Commerce Street, Suite 600, Fort Worth, TX 76102, and the Company's telephone number at such address is (817) 252-8000. The Company maintains a website at http://www.pier1.com.

Summary of the Plan
-------------------

Enrollment: Investors, who are not currently shareholders of the Company, may join the Plan by making an initial investment of at least $500, but not more than $5,000, which includes an enrollment fee of $10. Existing shareholders, whose Common Stock is registered in their name, may participate by submitting a completed Enrollment Form. If your shares of Common Stock are held in a brokerage account, you may participate by registering some or all of your shares in your name and submitting a completed Enrollment Form. The $10 enrollment fee does not apply to existing shareholders who join the Plan.

Reinvestment of Dividends: You may reinvest all or a portion of your cash dividends toward the purchase of additional shares of Common Stock without paying trading fees. Full investment of your cash dividends is possible because the Company pays dividends on both whole shares and fractional shares and will credit your account with both whole and fractional shares. In order to take advantage of the dividend reinvestment option, you must reinvest the dividends on at least 10 shares.

Optional Cash Investments: After you are enrolled in the Plan, you may buy additional shares of Common Stock without paying any fees. You may purchase as little as $50 or up to $5,000 monthly and either pay by check or have your payment automatically withdrawn from your bank account.

Safekeeping of Certificates: You may deposit your Common Stock certificates with the Plan Administrator for safekeeping in book entry form at no cost to you. At any time, you may request withdrawal of any or all of your whole shares of Common Stock free of charge and, at your option, either a certificate for your shares will be sent to you or the shares will be transferred to a brokerage firm designated by you.

Gifts or Transfers of Shares: You may give or transfer your shares of Common Stock to others.

Sell Shares Conveniently: If you choose to sell Common Stock held in your Plan account or any other book entry shares, you will pay fees lower than those typically charged by stockbrokers. A transaction fee of $15.00, plus $0.12 per share, will be deducted from the proceeds.

Tracking Your Investment: You will receive a statement or a notification after each transaction. Statements provide the details of the transaction and show the share balance in your Plan account.

Administrator of the Plan
-------------------------

Pier 1 Imports has designated The Chase Manhattan Bank to administer the Plan and act as Agent for Plan participants. The Chase Manhattan Bank has designated its affiliates, ChaseMellon Shareholder Services, L.L.C. and Chase Securities Inc., and other agents to perform certain services for the Plan. These companies will purchase and hold shares for Plan participants, keep records, send statements and perform other duties required by the Plan.

The Administrator may be contacted as detailed below.

Inquiries:  The Administrator
-----------------------------

For information about the Pier 1 Imports Direct Stock Purchase and Dividend Reinvestment Plan:

     Call the Administrator:                 1-888-884-8086
     Internet:                               shrrelations@chasemellon.com

     Written requests and notices should be mailed as follows:

     Send correspondence and all requests    Send Optional Cash Investments
     except Optional Cash Investments to:    (with the stub on your state-
                                             ment) to:

     ChaseMellon Shareholder Services        ChaseMellon Shareholder Services
     Investment Services                     Investment Services
     P.O. Box 3338                           P.O. Box 382009
     South Hackensack, NJ 07606-1938         Pittsburgh, PA 15250-8009

Enrollment
----------

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

If you do not currently own any Pier 1 Imports Common Stock, you may join the Plan by making an initial investment of at least $500, but not more than $5,000. To get started in the Plan, return a completed Enrollment Form to the Administrator along with your check or money order payable to Pier 1 Imports, Inc. A $10 enrollment fee will be deducted from your initial investment. The Administrator will arrange for the purchase of shares for your account but you will not receive interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you. See "Purchase of Shares for the Plan" on page 6.

If you already own Pier 1 Imports Common Stock and the shares are registered in your name, you may join the Plan by returning a completed Enrollment Form to the Administrator.

If you own shares of Pier 1 Imports Common Stock that are held in a brokerage, bank or other intermediary account, and you wish to participate in the Plan, you should direct your broker, bank, or trustee to register some or all of your shares of Common Stock directly in your name. You may then get started in the Plan by returning a completed Enrollment Form to the Administrator.

Investment Options
------------------

Once enrolled in the Plan, you have the following choices:

DIVIDEND REINVESTMENT: You may choose to reinvest all or a portion of the cash dividends paid on your shares held in the Plan toward the purchase of additional shares of Common Stock. To participate in the reinvestment feature of the Plan, you must elect to reinvest the dividends on a minimum of 10 shares. If the number of shares on which dividends are reinvested falls below 10 shares, you will receive a check for the full amount of the dividend. You may change your dividend reinvestment election at any time by notifying the Administrator in writing. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend. (The record date is normally 14 days prior to the payment date.) You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit.

If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

     Full Dividend Reinvestment: Purchase additional shares by reinvesting all of your cash dividends.

     Partial Dividend Reinvestment: Reinvest dividends based on the percentage of shares you specify and receive a cash dividend on all remaining shares.

     Deposit Cash Dividends Electronically: If you choose partial dividend reinvestment, you may have all of your cash dividends deposited directly into your bank account instead of receiving a check by mail -- just complete the appropriate sections of the Enrollment Form or notify the Administrator. Direct Deposit Authorization Forms will be acted upon as soon as practical after they are received. You may change your designated bank account for direct deposit or discontinue this feature by notifying the Administrator in writing.

If you do not indicate a preference, dividends on the shares held in your Plan account on the dividend record date will be reinvested in additional shares of Common Stock on the dividend payment date, provided the account has a minimum of 10 shares.

OPTIONAL CASH INVESTMENTS: If you already own Common Stock and are enrolled in the Plan, you may purchase additional shares of Common Stock by using the Plan's optional cash investment feature. Optional cash investments are subject to a minimum purchase requirement of $50 per investment and a maximum of $5,000 monthly. Interest will not be paid on amounts held pending investment.

By Check or Money Order: You may make optional cash investments by sending a check or money order payable to Pier 1 Imports, Inc. in U.S. dollars, drawn on a U.S. bank. Third party checks and foreign checks will not be accepted and will be returned to the sender. Do not send cash. To facilitate processing of your investment, please use the transaction stub located on the bottom of your statement. Mail your investment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from receipt of the check by the Plan. A $25 fee will be assessed for a check that is returned for insufficient funds.

By Automatic Withdrawal from your Bank Account: If you wish to make regular monthly purchases, you may authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 16th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Purchases will be made within one week after the withdrawal. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must send written, signed instructions to the Administrator to change or terminate automatic withdrawal.

Purchase of Shares for the Plan
-------------------------------

Purchase intervals: Upon receipt of the funds, the Administrator will invest initial and optional cash investments in whole and fractional shares of Common Stock as promptly as practical, but at least once each week. The Administrator will use reinvested dividends to purchase shares as promptly as practical after the dividend payment date, normally within one week. If the number of shares to be purchased is sufficiently large, purchases may be made over several days and credited to Plan accounts at the end of the purchase period. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return funds to you by check.

Source and Pricing of Shares:

     Source of shares: The Administrator may buy Common Stock in the public markets or in privately negotiated transactions. The Administrator may also buy Common Stock directly from Pier 1 Imports from authorized but unissued shares or treasury shares.

     Shares purchased in the open market: If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased for Plan accounts during that purchase period. Trading fees and commissions incurred by the Plan for purchases will be paid by Pier 1 Imports and will be reported to you as taxable income. All fractional shares are calculated to four decimals and are credited to your account.

     Shares purchased from Pier 1 Imports: If the shares are purchased from Pier 1 Imports, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted for New York Stock Exchange ("NYSE") Composite Transactions on the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted for NYSE Composite Transactions for the three-day period surrounding the dividend payment date. If there is no trading of Common Stock on the NYSE for a substantial period of time during a pricing period, then the price per share will be determined by Pier 1 Imports on the basis of market quotations that it considers appropriate.

Timing and control: Because the Administrator will arrange for the purchase of shares on behalf of the Plan, neither the Company nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of the Common Stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of the Common Stock could go up or down before purchase for your account is made. You will not earn interest on initial or optional cash investments which are held pending the purchase of the Common Stock.

Sale of Shares for the Plan
---------------------------

You may sell any number of shares held in your Plan account, or any other eligible book entry shares, at any time by notifying the Administrator. The Administrator will arrange for sales to be made at least weekly. Sales may be made more frequently if volume dictates. The sale price will be the weighted average price of all shares sold for Plan participants during that period. You will receive the proceeds of the sale less a sales transaction fee of $15 plus a per share charge, and any required tax withholdings. See "Plan Service Fees" on page 8.

You may choose to sell your shares through a stockbroker of your choice, in which case prior to such sale you would need to request the Administrator to electronically transfer your shares to your stockbroker or request the issuance to you of a certificate for your shares. See "Book Entry and Issuance of Certificates" on page 8.

Please note that if your total holdings fall below one share, the Administrator may liquidate the fractional share based on the current market value, remit the proceeds to you, less applicable sales fees, and close your Plan account.

Timing and control: Because the Administrator will arrange to sell the shares on behalf of the Plan, neither the Company nor any participant in the Plan has the authority or power to control either the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuations in the price of the Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of the Common Stock could go down or up before a sale of shares held in your account is made. You will not receive interest on sales proceeds held pending disbursement to you.

Safekeeping of Your Stock Certificates

If you own Common Stock in certificated form, you may deposit your certificates for those shares with the Administrator for safekeeping in book entry form, free of charge. This is beneficial to you because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With these shares, you have the option of receiving cash dividends, reinvesting your dividends (provided that you reinvest the dividends on a minimum of 10 shares) or taking advantage of the sale of shares feature of the Plan. At any time, you may request the reissuance of a certificate for any or all of these shares or the transfer of them to a brokerage firm designated by you. See "Book Entry and Issuance of Certificates" on page 8.

To use the safekeeping service, send your certificates to the Administrator by registered mail with written instructions to deposit them in safekeeping. If you use registered mail, upon receipt by the Administrator, your certificates will be automatically covered by an Administrator blanket bond up to the first $100,000 of value. DO NOT endorse the certificates or complete the assignment section.

Gifts or Transfers of Shares
----------------------------

You may give or transfer Common Stock to anyone you choose by:

     Making an initial cash investment of $500, but not more than $5,000, to establish an account in the recipient's name; or

     Submitting an optional cash investment on behalf of an existing shareholder in the Plan in an amount not less than $50 per investment nor more than $5,000 in the aggregate for the recipient's Plan account in any calendar month; or

     Transferring shares from your account to the recipient's account. You must transfer a whole number of shares unless you transfer your entire account. You may transfer shares to new or existing shareholders.

The Administrator will automatically place all new accounts in full dividend reinvestment status, providing the new account has a minimum of 10 shares. New participants, at their discretion, may elect partial dividend reinvestment by notifying the Administrator in writing.

If you participate in dividend reinvestment and you request either to transfer all of your shares or make a partial sale and transfer the balance of your shares and your request is received between the ex-dividend date and the dividend record date, the processing of your request may be delayed up to four weeks until your account is credited with the reinvested dividends.

For any transfer of shares, you must have your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the transfer authorization is in fact the registered owner of the Plan account appearing on the stock certificate or stock power.

If you need additional assistance, please call the Administrator at 1-888-884-8086.

Book Entry and Issuance of Certificates
---------------------------------------

Shares of Common Stock that you buy under the Plan or deposit for safekeeping will be maintained in book entry form. You may withdraw all or some of the shares by notifying the Administrator in writing.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check (less applicable sales fees) for the current market value of the fractional share will be mailed to you. You should receive your certificate within two to three weeks of mailing your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, the signature on the withdrawal instructions must be guaranteed by a financial institution participating in the Medallion Guarantee program, as described above.

Closing Your Account
--------------------

You may close your account at any time by notifying the Administrator. Your account will be closed within four business days after receipt of your written instructions. When your account is closed, the Administrator will send you certificates representing all of the whole shares in your account and a check for any fractional share based on the current market value net of applicable sales fees. Alternatively, you may request that the shares be transferred to a brokerage firm designated by you.

You may also close your account by directing the Administrator to sell any or all of the shares in your account and send you a check for the proceeds, net of applicable sales fees. You will not receive interest on sales proceeds held pending disbursement.

To close an account on the death of a sole account holder, the executor should contact the Administrator for specific instructions. (See page 4 for contact information.)

If you end dividend reinvestment, notice must be received by the Administrator four days prior to a dividend record date to avoid reinvestment of the current dividend or a delay in receipt of your shares and/or cash. After your account is closed, dividends on any shares of Common Stock you hold will be sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.

Plan Service Fees
-----------------

Enrollment Fee for new investors............ $10.00 per account enrollment
Purchase of Shares.............................................. No Charge
Sale of Shares (partial or full):
  Transaction Fee........ $15.00 per sale transaction plus $0.12 per share
Reinvestment of Dividends....................................... No Charge
Optional Cash Investments via check or automatic investment..... No Charge
Gift or Transfer of Shares...................................... No Charge
Safekeeping of Stock Certificates............................... No Charge
Certificate Issuance............................................ No Charge
Returned checks.......................................... $25.00 per check
Duplicate Statements:
  Current year.................................................. No Charge
  Prior year(s)............................... $20.00 flat fee per request

The Administrator will deduct the applicable fees from the initial or subsequent investments or proceeds from a sale.

Tracking Your Investments
-------------------------

If you participate in dividend reinvestment, the Administrator will mail you a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, the Administrator will mail you a statement or notice confirming any transactions you make. If you continue to be enrolled in the Plan, but have no transactions, the Administrator will mail you an annual statement.

You should retain your statements to establish the cost basis of shares purchased under the plan for income tax and other purposes.

Please promptly notify the Administrator of any change in address since all notices, statements and reports will be mailed to your address of record.

U.S. Federal Income Tax Information
-----------------------------------

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement (Form 1099-DIV) from the Administrator indicating the amount of reinvested dividends reported by the Company to the U.S. Internal Revenue Service as dividend income attributable to you. The annual statement to the U.S. Internal Revenue Service will also reflect as income received by you any trading fees or commissions paid by the Company on your behalf for purchases of shares.

For shares purchased by dividend reinvestment, you will have a basis in your shares for U.S. federal income tax purposes equal to the price per share reported to you by the Administrator, which will represent your reinvested dividend income and any income received by you for trading fees or commissions paid by the Company on your behalf. Shares purchased as a result of the optional cash investment option under the Plan will have a U.S. federal income tax basis equal to the cash you invest plus any taxable income reported to you for trading fees or commissions paid the Company on your behalf in connection with the purchases.

You will not recognize gain or loss for U.S. federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally recognize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan. The amount of any gain or loss you recognize upon the sale of shares will be determined by comparing the amount realized (selling price less commissions) to your tax basis in the shares.

As part of your Enrollment Form, the Administrator will provide you with U.S. Internal Revenue Service Form W-9 for you to provide your taxpayer identification number ("TIN") to the Administrator so that reinvested dividends attributable to you will not be subject to a backup withholding tax of 31%. Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities (each a "Foreign Plan Participant") may avoid backup withholding by either providing the Administrator with their TIN or completing U.S. Internal Revenue Service Form W-8, "Certificate of Foreign Status." If a Plan Participant is subject to backup withholding, the amount of dividends credited to such Plan Participant's account for reinvestment will be reduced by the amount of the backup withholding tax.

A Foreign Plan Participant, not subject to backup withholding, will be subject to a withholding tax of 30%, unless the Administrator has received from such Foreign Plan Participant documentation substantiating entitlement to either an exemption form, or a reduced rate of, withholding tax. The appropriate U.S. Internal Revenue Service forms to provide such documentation to the Administrator will be included as part of the Enrollment Form of a Foreign Plan Participant. The most common form of entitlement to a reduced rate of withholding tax will be due to bilateral income treaties of the U.S. The amount of dividends credited to a Foreign Plan Participant's account for reinvestment will be reduced by the amount of the applicable withholding tax.

The foregoing is only a brief summary of applicable federal income tax provisions and should not be relied upon as being a complete statement nor as including all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.

Miscellaneous

Available Information/Incorporation of Documents by Reference
-------------------------------------------------------------
Pier 1 Imports files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any of these reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available from commercial document retrieval services, on the Company's website at "http://www.pier1.com", and on the website maintained by the SEC at "http://www.sec.gov."

The SEC allows the Company to "incorporate by reference" the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated comprise the incorporated documents:

  (a) Annual Report on Form 10-K for the fiscal year ended February 28, 1998;

  (b) Quarterly Report on Form 10-Q for the fiscal quarter ended May 30,
      1998;

  (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-B, filed September 17, 1986; and

  (d) The description of the Rights to purchase Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 20,
      1994.

Upon request the Company will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to Pier 1 Imports Investor Relations, 301 Commerce St., Suite 600, Fort Worth, Texas 76102 (Telephone: 1-888-80PIER1).

The Company is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the prospectus.

Stock Splits, Stock Dividends and Other Distributions
-----------------------------------------------------
In the event any dividend is paid in Common Stock, or if Common Stock is distributed in connection with any stock split, recapitalization or similar transaction, each account will be adjusted to reflect the receipt of the Common Stock so paid or distributed.

Voting of Proxies
-----------------
Pier 1 Imports will mail you proxy materials, including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. The proxy will be voted as indicated by you. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

Responsibility of Administrator and the Company
-----------------------------------------------
Neither the Company nor the Administrator will be liable for any act it does in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability:

      for failure to terminate your account upon your death prior to receiving written notice of such death; or

      relating to purchase or sales prices reflected in your Plan account or the dates of purchases or sales of Common Stock in your Plan account; or

      resulting from any fluctuation in the market value after purchase or sale of shares.

The payment of dividends is at the discretion of the Company's Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors. The Board may change the amount and timing of dividends at any time without notice.

Neither the Company nor the Administrator can assure you a profit or protect you against a loss on the Common Stock you purchase under the Plan.

Plan Modification or Termination
--------------------------------
The Company reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. The Company and the Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility; Termination
----------------------------------
The Company reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Administrator will notify the shareholder in writing and will continue to hold all your shares but will no longer accept optional cash investments or reinvest dividends. The Administrator will issue a certificate to you upon written request.

Foreign Participation
---------------------
If you live outside of the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. The Company reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

Legal Matters
-------------
The validity of the securities offered hereby will be passed upon for the Company by Kelly, Hart & Hallman (a professional corporation), Fort Worth, Texas.

Independent Public Auditors
---------------------------
The consolidated financial statements and financial statement schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended February 28, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Registration Fee                 $31,529
          Printing Expenses                 15,000
          Legal Fees and Expenses           20,000
          Accounting Fees and Expenses       1,500
          Miscellaneous Expenses             4,971
                                           -------
          Total                            $73,000
                                           =======

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated in the State of Delaware. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance on behalf of such persons. Article Seventh of the Certificate of Incorporation of the Company, as amended, provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware corporation law.

     The Company has entered into indemnification agreements with all of its directors and executive officers and may in the future enter into such indemnification agreements with any of its officers, employees, agents and future directors. Such indemnification agreements are intended to provide a contractual right to indemnification, to the extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth in the Delaware corporation law or the Certificate of Incorporation of the Company. Such provisions are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Certificate of Incorporation and By-Laws of the Company.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Company's Certificate of Incorporation, as amended, contains such a provision.

     The above discussions of the Company's Certificate of Incorporation and Sections 102(b)(7) and 145 of Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes.

Item 16.  EXHIBITS

Exhibit
Number
-------

3(i) Certificate of Incorporation and Amendments thereto, incorporated by reference to Exhibit 3(i) to the Registrant's Form 10-Q for the quarter ended May 30, 1998.

3(ii) Bylaws of the Company, Restated as of December 7, 1994, incorporated by reference to Exhibit 3(ii) to the Registrant's Form 10-Q for the quarter ended November 26, 1994.

4 Rights Agreement dated December 9, 1994, between the Company and First Interstate Bank, N.A., as rights agent, incorporated by reference to
       Exhibit 4 to the Registrant's Form 8-A, Reg. No. 1-7832, filed December 20, 1994.

5 Opinion of Kelly, Hart & Hallman as to the legality of the securities to be issued.

23.1   Consent of Ernst & Young LLP, independent auditors.

23.2 Consent of Kelly, Hart & Hallman is contained in the opinion of counsel filed as Exhibit 5.

24.1 Power of Attorney (included on signature page to this Registration Statement).

Item 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

       Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 10th day of August 1998.


                                   PIER 1 IMPORTS, INC.


                                   By: /s/ J. Rodney Lawrence
                                     ---------------------------
                                     J. Rodney Lawrence
                                     Senior Vice President of
                                       Legal Affairs

                              POWER OF ATTORNEY

     Each of the undersigned directors and officers of PIER 1 IMPORTS, INC., hereby appoints MARVIN J. GIROUARD, STEPHEN F. MANGUM and J. RODNEY LAWRENCE, and each of them, his true and lawful attorney and agent, to do any and all acts and things in his name and on his behalf in the capacities indicated below, which said attorneys and agents, and each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for him in his name in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, and each of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the 10th day of August, 1998 in the capacities indicated.


  SIGNATURE                        TITLE OR CAPACITY

  /s/ Clark A. Johnson             Chairman of the Board
  ------------------------------
  Clark A. Johnson

  /s/ Marvin J. Girouard           President, Chief Executive Officer and
  ------------------------------     Director
  Marvin J. Girouard

  /s/ Stephen F. Mangum            Senior Vice President, Chief Financial
  ------------------------------     Officer and Principal Accounting
  Stephen F. Mangum                  Officer

                                   Director
  ------------------------------
  Martin L. Berman

                                   Director
  ------------------------------
  Craig C. Gordon

  /s/ James M. Hoak                Director
  ------------------------------
  James M. Hoak

  /s/ Sally F. McKenzie            Director
  ------------------------------
  Sally F. McKenzie

                                EXHIBIT INDEX

Exhibit
Number
-------

5 Opinion of Kelly, Hart & Hallman as to the legality of the securities to be issued.

23.1  Consent of Ernst & Young LLP, independent auditors.